As filed with the Securities and Exchange Commission on September 27, 2017

Registration No. 333-213101

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SEVCON, INC.

(Exact name of registrant as specified in its charter)

Delaware	3625	04-2985631
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

155 Northboro Road

Southborough, Massachusetts 01772

(508) 281-5510

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Paul N. Farquhar

Vice President, Chief Financial Officer and Treasurer

Sevcon, Inc.

155 Northboro Road, Southborough, Massachusetts 01772

Phone: (508) 281-5510

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Matthew C. Dallett

Locke Lord LLP

111 Huntington Avenue

Boston, Massachusetts 02199-7613

Tel: (617) 239-0100

Approximate date of commencement of proposed sale to the public: Not applicable.

If any of the securities registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment No. 1 to Form S-1 relates to the Registration Statement on Form S-1 (333-213101), filed with the Securities and Exchange Commission on August 12, 2016 (the “Registration Statement”) by Sevcon, Inc., a Delaware corporation (the “Company”). The Registration Statement registered the resale of 1,686,000 shares of the Company’s common stock, par value $0.10 per share, by certain selling stockholders.

On September 27, 2017, pursuant to the Agreement and Plan of Merger, dated as of July 14, 2017, by and among the Company, BorgWarner Inc., a Delaware corporation (“Parent”), and Slade Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), among other things, Parent acquired all the outstanding shares of the Company’s common stock via a merger of the Company with Merger Sub (the “Merger”), with the Company surviving the Merger.

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities which remain unsold at the termination of the offering, the Company hereby removes from registration all securities registered under the Registration Statement that remain unsold as of the date of this Post-Effective Amendment No. 1 and terminates the effectiveness of the Registration Statement.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on September 27, 2017.

SEVCON, INC.

By:	/s/ Matthew Boyle
	Name:	Matthew Boyle
	Title:	President and Chief Executive Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 of the Securities Act of 1933.